UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SUNCOKE ENERGY, INC.

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April 22, 2016

Dear SunCoke Energy, Inc. Stockholder:

Toward the end of March, you received proxy materials relating to the SunCoke Energy, Inc. 2016 Annual Meeting of Stockholders, scheduled for May 5, 2016. In the Company’s proxy statement, the Board of Directors recommends a vote “FOR” the advisory resolution approving executive compensation (Item 2) or “Say-on-Pay.” Last week, the proxy advisory firm Glass, Lewis & Co., Inc. also recommended a vote “FOR” Say-on-Pay. However, to our disappointment, Institutional Shareholder Services Inc. (ISS) has recommended that its clients vote “AGAINST” Say-on-Pay.

Executive pay is a subject of great focus and one that the Company and its Board of Directors take very seriously. The Company maintains a compensation program designed to align executive pay with corporate performance. The purpose of this letter is to provide important information about this program and to explain why a vote “FOR” Say-on-Pay is appropriate.

Clarification of Inaccuracies in ISS Report

•	The ISS analysis doesn’t acknowledge a one-time item impacting comparability between 2014 results and 2015 forecast. In its report, ISS states that the Company’s 2015 “Adjusted EBITDA target [was] set below [the] achievement in [the] prior year” of $210.7 million. While this is factually true, the ISS report does not take into consideration that, unlike 2014 Adjusted EBITDA, the Adjusted EBITDA forecast for 2015 was expected to be impacted by a one-time, non-cash pension termination charge of approximately $13 million. Excluding this non-recurring charge, the 2015 Adjusted EBITDA target would have been higher than the Company’s actual 2014 Adjusted EBITDA.

•	ISS incorrectly states that the 2015 Adjusted EBITDA target was set below Company forecast. In its recommendation, ISS states that 2015 Adjusted EBITDA guidance was between $225 million and $245 million and that the Company’s compensation performance target of $207.5 million fell below this forecast. In this statement, ISS mixes two very different guidance metrics: Adjusted EBITDA from Continuing Operations and Consolidated Adjusted EBITDA. The Company’s 2015 guidance for Adjusted EBITDA from Continuing Operations, which excluded the impacts associated with our legacy coal mining business, was between $225 million and $245 million. However, the Company’s Consolidated Adjusted EBITDA guidance, the metric used to set the compensation performance target, was $190 million to $210 million. Accordingly, the Company’s $207.5 million compensation target was set at the high-end of its guidance range and not below the Company’s forecast, as ISS claims.

•	ISS fails to consider the Company’s revised ROIC methodology, which more closely aligns shareholder and management goals. ISS correctly identifies that for our performance-based shares, we lowered the pre-tax ROIC target from 17% to 13%. However, the ISS analysis fails to consider that the reason for lowering the pre-tax ROIC target was that the Company changed its methodology to include corporate overhead in the calculation. By adding corporate overhead into the numerator of the ROIC calculation, pre-tax results and targets will be lower than under the previous calculation methodology, which excluded the incremental corporate costs. Importantly, the Company believes this change in methodology better reflects the entirety of SunCoke’s business operations and more closely align shareholders and management on the underlying goal of rationalizing corporate spend. SunCoke believes that this consideration was not acknowledged in the ISS report.

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Another circumstance to consider: compensation decisions on long-term awards were made early in 2015, prior to the decline in the Company’s stock price. Shortly after compensation decisions were made, we saw our share price decline precipitously as the domestic steel industry began to experience significant pressure from global over-capacity and unfairly traded imports of steel into North America. Similarly, the coal sector experienced the sharpest decline in recent history resulting in a number of companies filing for bankruptcy protection. As a result, the Company has taken a number of actions to reflect these industry realities within its compensation practices described below.

The Company Has Taken Significant Action in Response to Industry Backdrop and Share Price Performance

In response to the significant industry headwinds and our share price decline, our management and the Compensation Committee of our Board of Directors have taken a number of actions. We implemented cost reductions throughout the Company, including a 20% reduction in our corporate staff. Our CEO requested, and the Compensation Committee approved, a 25% reduction in his target compensation level effective January 1, 2016, including a 13% reduction in base salary. We also made several changes to our 2016 long-term incentive structure to further align pay and performance, including:

•	Eliminating any time-based restricted stock for our executive officers,

•	Reducing the percentage of equity awards granted in the form of stock options from 30% to 20%,

•	Adjusting option grants whereby half of the stock options cited above include a performance feature requiring the share price to exceed $9.50 before the options are exercisable and

•	Suspending contributions to our Savings Restoration Program for executives.

The Company’s Compensation Program is Designed to Promote Shareholder Value Creation

We pride ourselves on having shareholder-friendly and aligned pay practices. Notably, our executive compensation proposals have received at least a 96% “FOR” vote in each of the last three years, and we believe a review of our proxy statement will confirm the absence of pay practices viewed as detrimental to stockholders. In fact, 40% to 60% of our executive compensation is delivered in the form of equity awards. This structure appropriately translated the 2015 share price decline into a reduction in realizable pay. Our 2012 performance-based share grant paid out at 25.6% of target, driven largely by TSR underperformance relative to the S&P 600. As ISS acknowledged in its report, our CEO’s pay over the last 3 years was only 37% of his pay target.

Conclusion

To summarize, we respectfully request that in determining how to vote on the advisory Say-on-Pay resolution, shareholders consider the factors described above, as well as the unique nature of our business, the practical impact our share price decline has had on executive equity compensation, our historically shareholder-friendly pay structure and practices, and the steps taken to address the challenges the sector and the Company face.

Your vote is important to us. For all the reasons described above, we respectfully ask that you vote “FOR” the advisory approval of our executive compensation.